Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396


June 23, 2000



Rabar Market Research
10 Bank St. - Suite 830
White Plain, N.Y. 10606

Attention:  Mr. John Dreyer &
             Mr. Paul Rabar

         Re:   SMITH BARNEY DIVERSIFIED  FUTURES FUND L.P. - ACCT. # 258-43040

Dear Mr. Dreyer & Mr. Rabar:

Please liquidate all of your positions in the above referenced fund in an orderly fashion by no later than Friday, June 30, 2000. Please acknowledge receipt and acceptance of these instructions by signing a copy and returning it to me by fax at 212-723-8985.

If you have any questions, I can be reached at 212- 723-5416.


Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.



Daniel A. Dantuono
Chief Financial Officer,
Director & Treasurer

AGREED AND ACCEPTED

RABAR MARKET RESEARCH


DAD/sr